LAWSON PRODUCTS ANNOUNCES BOARD NOMINEES
FOR 2009 ANNUAL MEETING

DES PLAINES, ILLINOIS – NOVEMBER 10, 2009 – Lawson Products, Inc. (NASDAQ:LAWS) today announced the nomination of three individuals to serve on its Board of Directors as members of the class of directors to serve until 2012. The nominations are included in the company’s filing of preliminary proxy materials with the Securities and Exchange Commission (“SEC”) for its 2009 annual meeting of stockholders, to be held on December 8, 2009.

In addition to Thomas S. Postek, who has served on the Board since 2005, the nominations include:

•	Andrew B. Albert, who previously was appointed to the Board on October 19, 2009, to fill a vacancy caused by the resignation of James T. Brophy.

•	I. Steven Edelson, who is being nominated to fill the vacancy created by the previously announced decision by Mitchell H. Saranow not to stand for re-election.

Mr. Albert has served as managing director and operating partner of Svoboda Capital Partners LLC, a private equity investment firm, since February 2007. From 2000 to 2006, he served as chairman and chief executive officer of Nashua Corporation, a manufacturer of specialty paper products. Mr. Albert also served as non-executive chairman of Nashua’s Board of Directors, and is on the Boards of Border Construction Specialties, a distributor of specialty construction products; Forsythe Technologies, a technology consulting and sales firm, and Transco, Inc., a diversified industrial company.

Mr. Edelson has served as a principal of Mercantile Capital, a private equity investment firm, and a managing director of its Chicago office since 1997. Previously, he was a managing director of International Facilities Group, a leading facilities and management company.

“We are pleased that Andrew and Steven have agreed to serve on our Board of Directors,” said Dr. Ronald B. Port, Non-Executive Chairman. “They bring extensive, and relevant, experience that we are certain will be highly valuable to our company as we move forward. We look forward to their contributions and to working with them.”

About Lawson Products, Inc.

Lawson Products, headquartered in Des Plaines, IL, is a leader in selling and distributing services, systems, and products to the industrial, commercial, and institutional maintenance, repair and operations (MRO) market. The company also manufacturers, sells, and distributes production and specialized component parts, and provides services and systems to original equipment manufacturers (OEMs).

Contacts:
Lawson Products, Inc.
Neil E. Jenkins, 847-827-9666 ext. 2208